Exhibit 10.21

PH HOLDING LLC

2011 Performance Share Units Award Agreement

PH Holding LLC, a Delaware limited liability company (the “Company”), hereby grants effective as of September 30, 2011 (“Grant Date”) to Joel Shine (the “Participant”), 190,000 Shine Incentive PSUs with a grant price of $0.00 on the following terms and conditions:

1.                                      Grant of Shine Incentive PSUs.  This Award is a grant by the Company to the Participant of 190,000 “Shine Incentive PSUs”, as defined in the PH Holding LLC 2011 Woodside Share Unit Plan (the “Plan”), and as specifically referenced in Section 4.6 of the Plan and as provided under this 2011 Performance Share Units Award Agreement (“Award Agreement”). The Shine Incentive PSUs are issued subject to the terms, conditions and restrictions described in the Plan and this Award Agreement.

2.                                      Governing Documents and Determinations.  The Performance Share Units are granted pursuant and subject to the Plan (as modified by this Award Agreement).  Capitalized terms not defined herein but defined in the Plan shall have the meanings contained in the Plan.  Except as set forth in this Award Agreement, determinations made in connection with the Performance Share Units pursuant to the Plan shall be governed by the Plan.  In the event of any conflict between the terms of this Award Agreement and the terms of the Plan, the terms of this Award Agreement shall prevail.

3.                                      Wages.  The Company and Participant acknowledge and agree that all payments hereunder to Participant are wages.

4.                                      Adjustment of Shine Incentive PSUs.  In the event that the Board increases the issued number of Membership Units to an amount in excess of 9,500,500, the Shine Incentive PSUs shall be adjusted in the same proportion, if any, that the Class A holders are affected by the increase in Membership Units.  For purposes of example only, (a) if such increase in the issued number of Membership Units results in 25% dilution to the interests of the Class A holders, then the Shine PSUs shall be adjusted such that the total number of Shine Incentive PSUs shall equal 1.5% of the maximum number of Membership Units, and (b) if such increase in the issued number of Membership Units is allocated to the existing holders of Membership Units such that the Class A holders maintain their existing overall ownership interests, then the total number of Shine Incentive PSUs shall equal 2.0% of the maximum number of Membership Units.  Regardless of the Grant Date, any additional Shine Incentive PSUs resulting from any such adjustment shall have a Grant Price of $0.00 and shall be subject to the vesting schedule set forth in Section 7, below.

5.                                      Other Awards.  The Performance Share Units granted hereunder are in addition to any Awards heretofore or hereafter granted to the Participant by the Company under the Plan, but a duplicate original of this Award Agreement shall not constitute the grant of additional Performance Share Units.

6.                                      No Performance Measures.  No Performance Goals, Performance Measures or Performance Periods shall be applicable to Participant.

7.                                      Vesting of Performance Share Units.  Subject to the terms and conditions of this Award Agreement, the Participant’s Performance Share Units shall become fully vested on the following vesting schedule:

Date	% of Performance Share Units Vested	Cumulative Vesting
Grant Date	33 1/3%	33 1/3%
January 1, 2012	33 1/3%	66 2/3%
January 1, 2013	33 1/3%	100%

In addition, in the event of a Termination of Employment due to the death, Disability or Hardship of Participant, a Termination of Employment by the Company or Woodside Group, LLC, a Nevada limited liability company and wholly-owned subsidiary of the Company (“Woodside”), without Cause, or by reason of the Participant’s resignation for Good Reason, or in connection with the expiration of the term of employment pursuant to the Company or Woodside giving notice of non-renewal of Participant’s Employment Agreement, that portion of the then unvested Performance Share Units that was eligible to vest on the next January 1 shall become vested Performance Share Units as of the date of such Termination of Employment; provided, however, that if the Company or any of its Affiliates (including all subsidiaries) enter into a definitive written agreement for a Change in Control not later than the date which is six months after such Termination of Employment due to death, Disability or Hardship, Termination of Employment by the Company or Woodside without Cause, or by reason of the Participant’s resignation for Good Reason, or in connection with the expiration of the term of employment pursuant to the Company or Woodside giving notice of non-renewal of the Employment Agreement and such Change in Control occurs (whether before, on or after such six month anniversary), all unvested Performance Share Units outstanding immediately prior to such Termination of Employment which did not become vested Performance Share Units upon such Termination of Employment shall be deemed to be vested Performance Share Units as of immediately prior to such Change in Control.  Upon the occurrence of a Change in Control prior to or concurrently with any Termination of Employment, all of the then unvested Performance Share Units shall become vested Performance Share Units.

Except as set forth above, upon any Termination of Employment (including without limitation for Cause) of Participant, any unvested Performance Share Unit which does not vest as a consequence of such Termination of Employment (or subsequent Change in Control) shall be deemed to be forfeited as of the close of business on the first business day after the date of such Participant’s Termination of Employment.  Participant’s unvested Performance Share Units shall not otherwise be subject to any forfeiture.  Participant’s vested Performance Share Units shall not be subject to forfeiture under any circumstances whatsoever.

For purposes of this Agreement, (x) Termination of Employment shall occur if the Participant separates from service within the meaning of Code Section 409A, which shall occur when it is reasonably anticipated that the Participant’s level of services has been permanently reduced to no more than 20 percent of the Participant’s average level of services over the prior 36-month period (or such period in which the Participant has performed services if less than 36 months), (y) “Change in Control” shall mean any event described in Section 2.7(ii) of the Plan occurring with respect to the Company and/or Woodside, and (z) the terms “Disability”, “Cause” and “Good Reason” shall have the meanings set forth in Participant’s Employment Agreement.

For avoidance of doubt, the provisions of Sections 6.3 and 6.5 of the Plan shall not be applicable to Participant.

8.                                      Payment of Performance Share Units.  Upon a Termination of Employment or Change in Control, Participant shall be paid in cash within ninety (90) days after the occurrence of such event in full redemption of the vested Shine Incentive PSUs an amount equal to the Agreed Value.  (If after such payment, the amount payable to Participant hereunder shall increase as a result of a Change in Control or otherwise, the Company shall pay to Participant any such additional amount not later than thirty (30) days after the occurrence of the event causing such increase in the payment due to Participant.)

9.                                      Agreed Value.

(a)                                 The “Agreed Value” of the Shine Incentive PSUs means an amount equal to (A) 2.0% (or if additional Membership Units are issued by the Company resulting in dilution as described in Section 4 of this Agreement, then such lower percentage as is consistent with Section 4) of the sum of the Market Value as of the date (“Valuation Date”) of a Termination of Employment or Change in Control, as applicable, plus (B) the Applicable Percentage of the amount of all dividends, distributions and similar payments paid to or accrued in favor of members of the Company (“Members”) from January 1, 2010 through and including the Valuation Date.  The “Applicable Percentage” means 2.0% except that if additional Membership Units are issued by the Company resulting in dilution as described in Section 4 of this Agreement, then such lower percentage as is consistent with Section 4 shall be the Applicable Percentage with respect to dividends, distributions and similar payments made in time periods after such dilution.  In no event shall the Agreed Value be less than the value indicated by any outstanding marketable securities of the Company.

(b)                                 The Market Value shall be determined as follows: (i) In the event of a Change in Control, the Market Value shall be the fair market value of the entire equity of the Company based on the Company and its Affiliates (including all subsidiaries) being valued as a whole on a going concern basis; calculated in connection with such Change in Control if such Change in Control generates a readily determinable Market Value (for purposes of example only, if the Company and its Affiliates were acquired at a value based upon a multiple of book value [such as three (3) x book value], then the Market Value shall be determined on the basis of such multiple of book value), or otherwise pursuant to the following provisions of subsection 9(b)(ii); or (ii) in the event of a Termination of Employment, the Market Value shall be the fair market value of the entire equity of the Company based on the Company and its Affiliates (including all subsidiaries) being valued as a whole on a going concern basis, as of the date of the Termination of Employment, determined as follows: the Company shall deliver to the Participant not later than fifteen (15) days after the date of the Termination of Employment a written notice of its determination of the Market Value, as determined in good faith by the Board.  In the event that the Participant (which for the purposes of this section shall include the executor, conservator or personal representative of the Participant) is not satisfied with such written determination, the Participant may, by written notice delivered to the Company within fifteen (15) days after receipt of such written determination, request the appointment of an independent appraiser.  The Board and the Participant shall thereafter in good faith appoint a mutually acceptable independent appraiser to determine Market Value as of the date of the Termination of Employment; provided, that if the Board and the Participant are unable to agree upon a mutually acceptable independent appraiser within fifteen (15) days after receipt by the Company of the Participant’s request, either the Board or the Participant may request the Chief Judge of the Los Angeles County Superior Court to appoint an independent appraiser; and such independent appraiser so appointed shall determine Market Value as of the date of the Termination of Employment.  For avoidance of doubt, the appraiser shall not include any illiquidity, minority or other discount.  The determination of Market Value as of the date of Termination of Employment by such independent appraiser shall be final and binding upon the Company and the Participant; provided, however, that if the Company or any of its Affiliates (including all subsidiaries) enter into a definitive written agreement for a Change in Control prior to the date which is six months after a Termination of Employment and the fair market value of the entire equity of the Company based on the Company and its Affiliates (including all subsidiaries) being valued as a whole on a going concern basis, calculated in connection with such Change in Control is greater than the value determined by the appraiser, the Market Value shall be increased to be the fair market value of the entire equity of the Company based on the Company and its Affiliates (including all subsidiaries) being valued as a whole on a going concern basis, calculated in connection with such Change in Control.  The Company and Participant shall evenly split the cost of the appraiser.

10.                               Non-Contingent.  Any payments to which the Participant is entitled on account of the Performance Share Units shall not be (a) offset against any claims of Company or Woodside or their Affiliates under the Employment Agreement or otherwise, or (b) made contingent upon the Participant executing any releases in favor of the Company, Woodside or their Affiliates or upon the non-existence of any defaults under Participant’s Employment Agreement; provided, that such payments to the Participant shall not be construed as a waiver by the Company or Woodside or their Affiliates of any claims against the Participant with respect to any such defaults.

11.                               Non-transferability of Performance Share Units.  The Shine Incentive Units may not be sold, assigned, margined, transferred, encumbered, conveyed, gifted, alienated, hypothecated, pledged or otherwise disposed of.

12.                               Provision of Documentation to Participant.  By signing this Award Agreement the Participant acknowledges receipt of a copy of this Award Agreement and a copy of the Plan.

13.                               Miscellaneous.

(a)                                 Notices.  All notices hereunder shall be in writing and shall be deemed given when delivered by reputable overnight courier or sent by certified or registered mail, postage prepaid, return receipt requested, to the addresses set forth below.  The addresses for such notices may be changed from time to time by written notice given in the manner provided for herein.

(b)                                 Entire Agreement, Modification.  This Award Agreement (together with the Plan and any and all annexes and exhibits thereto) constitutes the entire agreement between the parties relative to the subject matter hereof, and supersedes all proposals, written or oral, and all other communications between the parties relating to the subject matter of this Award Agreement.  This Award Agreement may be modified, amended or rescinded only with the written approval of both the Company and Participant.

(c)                                  Severability.  The invalidity, illegality or unenforceability of any provision of this Award Agreement shall in no way affect the validity, legality or enforceability of any other provision.

(d)                                 No Change to Terms of Employment.  This Award Agreement does not change the terms of employment of the Participant or his or her status as an at-will employee of the Company or its subsidiaries.

[signatures commence on following page]

IN WITNESS WHEREOF, the Company and the Participant have caused this Award Agreement to be executed below:

COMPANY:		PARTICIPANT:

PH HOLDING LLC
a Delaware limited liability company		/s/ Joel Shine
JOEL SHINE

By:	/s/ David Barclay	Date:	October 17, 2011
Its:	Compensation Committee Chair
Date:	October 17, 2011	Address:

Address:
39 East Eagleridge Drive, Suite 102
North Salt Lake, UT 84054